Oasis Midstream Partners Postpones First Quarter 2020 Earnings Release
HOUSTON, May 11, 2020 /PRNewswire/ -- Oasis Midstream Partners LP (Nasdaq: OMP) (“Oasis Midstream” or the “Partnership”) today announced that it will postpone its first quarter 2020 earnings release and conference call, previously scheduled for today at 11:00 a.m. Central Time. The Partnership is completing the review of its unaudited condensed consolidated financial statements, including the finalization of certain documentation which may impact the presentation and disclosure of certain financial statement line items. That documentation is in process and is expected to be completed in the near term. The Partnership will make an announcement in a subsequent press release to schedule the date and time of its first quarter 2020 earnings conference call. As a result of this delay, the Partnership will also file a Form 12b-25 with the U.S. Securities and Exchange Commission relating to the Partnership’s report on Form 10-Q for the period ended March 31, 2020. This filing gives the Partnership an additional five days to file its Form 10-Q and still be deemed to have been filed in a timely manner.  It is the Partnership’s current expectation that it will make its Form 10-Q filing within the five-day grace period stipulated by Rule 12b-25, though no assurance can be provided in that regard.
The Partnership expects total revenues will increase approximately $12.8 million to approximately $106.6 million for the three months ended March 31, 2020 from the same period in 2019; impairment expense will increase to approximately $101.8 million for the three months ended March 31, 2020 from the same period in 2019; and total operating expenses, including the impairment expense, will increase approximately $100.2 million to approximately $145.7 million for the three months ended March 31, 2020 from the same period in 2019. The anticipated changes, and specifically the substantial increase in impairment expense and total operating expenses as compared to the modest increase in total revenues during this period, were primarily attributable to the significant decline in the future demand for the services that the Partnership provides caused by the collapse in demand for crude oil, natural gas and natural gas liquids beginning in March 2020 as a result of Saudi Arabia and the Organization of the Petroleum Exporting Countries’ actions as well as the ongoing impact of stay at home orders issued in response to the novel coronavirus 2019 (“COVID-19”) pandemic. The results presented are preliminary, unaudited and subject to change pending the filing of the Partnership’s Form 10-Q for the three months ended March 31, 2020.
Forward-Looking Statements
This press release contains forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the Partnership’s anticipated financial results for the first quarter of 2020 as well as the anticipated filing of its Form 10-Q for such quarter. These statements are based on certain assumptions made by the Partnership based on management’s review of the first quarter 2020 financial results to date as well as the process necessary to complete those results. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, developments in the global economy, particularly the public health crisis related to the COVID-19 pandemic and the adverse impact thereof on demand for crude oil and natural gas and the Partnership’s customers’ demand for the Partnership’s services, the risk of further impairments, the Partnership’s ability to integrate acquisitions into its existing business, the ability to realize the anticipated benefits from the previously announced assignment by Oasis Petroleum Inc. (“Oasis Petroleum”) to the Partnership of Delaware Basin midstream assets, changes in crude oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, uncertainties in the estimates of proved reserves and forecasted production results of the Partnership’s customers, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Partnership’s ability to access them, the proximity to and capacity of transportation facilities, an inability of Oasis Petroleum or the Partnership’s other customers to meet their operational and development plans on a timely basis or at all and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Partnership’s business and other important factors. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership’s actual results and plans could differ materially from those expressed in any forward-looking statements. In addition, certain of the Partnership’s forward-looking statements address the various risks and uncertainties associated with the extraordinary market environment and impacts resulting from the COVID-19 pandemic and the actions of foreign oil producers (most notably Saudi Arabia and Russia) to increase crude oil production and the expected impact on the Partnership’s businesses, operations, earnings and results. Because considerable uncertainty exists with respect to foreign oil production and the future pace and extent of a global economic recovery from the effects of the COVID-19 pandemic, the Partnership cannot predict whether or when crude oil production and economic activities will return to normalized levels.
Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Midstream Partners LP
Oasis Midstream Partners LP is a growth-oriented, fee-based master limited partnership formed by its sponsor, Oasis Petroleum Inc., to own, develop, operate and acquire a diversified portfolio of midstream assets in North America that are integral to the crude oil and natural gas operations of Oasis Petroleum Inc. and are strategically positioned to capture volumes from other producers. For more information, please visit the Partnership’s website at www.oasismidstream.com.
Contact:
Oasis Midstream Partners LP
Bob Bakanauskas, (281) 404-9600
Director, Investor Relations

SOURCE Oasis Midstream Partners LP